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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF PIPER & MARBURY]

                                 March 25, 1998

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
1873 South Bellaire Street, 17th Floor
Denver, Colorado 80222

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 7,205,739 shares (which number may be increased up to 8,419,444 pursuant to the Agreement referred to below) (the "Shares") of its Class A Common Stock, par value $.01 per share, pursuant to a Registration Statement of the Company on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"). The Shares will be issued in connection with the proposed merger pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of December 23, 1997, by and between the Company and Ambassador Apartments, Inc., a Maryland corporation ("Ambassador"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     In rendering the opinion expressed herein, we have examined the Registration Statement (including, the Proxy Statement/Prospectus of the Company and Ambassador (the "Proxy Statement") included therein), the Charter and By-Laws of the Company, the Agreement, the proceedings of the Board of Directors of the Company relating to the reservation and issuance of the Shares, a Certificate of the Secretary of the Company (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that, as of the date hereof the Shares have been duly authorized and, assuming that they are issued in accordance with the terms of the Agreement, the Proxy Statement, and the resolutions authorizing their issuance and that the Agreement is approved by the stockholders of Ambassador in accordance with Maryland law, will be validly issued, fully paid, and nonassessable.
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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
March 25, 1998
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     The opinion expressed above is limited to the laws of the State of
Maryland, exclusive of the securities or "blue sky" laws of the State of Maryland. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Proxy Statement included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Piper & Marbury L.L.P.